701 Koehler Avenue, Suite 7
Ronkonkoma, NY 11779
631-981-9700
FOR IMMEDIATE RELEASE

Lakeland Industries, Inc. Announces the closure of its Celaya, Mexico plant and the opening of its new Jerez, Mexico plant. Lakeland also announces the award of a significant Chemical Suit contract.

RONKONKOMA, NY – May 2, 2007 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that it is closing its Celaya, Mexico manufacturing facility and opening a new and larger facility in Jerez, Mexico. Lakeland is making this change in facilities primarily to reduce the unit cost of its production. Jerez presents better labor, rental and transportation values than does our current Celaya plant and the Company believes it can realize savings of close to $500,000 annually once the production move is fully implemented in August 2007. The new Jerez facility will also double our capacity in Mexico and will be used for specialty woven items that are not made in China due to high tariffs and or quotas imposed by most customs departments in North and South America on such goods, but not dutiable if made in Mexico under the NAFTA and other Latin American Trade Treaties. The Company will take a $506,000 pretax write-off in its first quarter ended April 30, 2007 primarily attributable to $275,000 in legally mandated severance costs to its Celaya employees, $134,000 in other termination costs and $97,000 in moving and start-up costs.

This will be the last quarter of restructuring expenses. We therefore expect earnings to increase sequentially from this nadir for the next three quarters. Key fabric prices will stabilize starting in June and should remain stable for the next 9-12 months. This in turn should stabilize margins and make future earnings more predictable.

Lakeland also announced that its chemical protective division which makes suits for protection against highly hazardous chemicals and biologicals received a contract valued at approximately $800,000 from a major customer.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of safety garments and accessories for the industrial protective clothing markets. Our products are sold by our in-house sales force and independent sales representatives to a network of over 800 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as medical facilities and laboratories. In addition, we supply federal, state and local governmental agencies and departments such as fire and police departments, airport crash rescue units, the Department of Defense, Department of Homeland Security, and the Centers for Disease Control.

For more information concerning Lakeland, please visit us at: www.lakeland.com
Contact:
Lakeland Industries	Gary Pokrassa,	(631) 981-9700,	GAPokrassa@lakeland.com
	Christopher J. Ryan	(631) 981-9700,	CJRyan@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “should”, “could”, “believed,” “projected”, “planned”, “intended”, “anticipated,” “estimated” or “expected,” or other similar words which reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.